EXHIBIT 10.1
EMPLOYMENT AGREEMENT
BETWEEN
WINDSTREAM CORPORATION AND JEFFERY R. GARDNER
     This Employment Agreement (this “Agreement”) is made, entered into, and is effective as of November 7, 2006 (the “Effective Date”), by and between Windstream Corporation, a Delaware corporation (“Windstream”), and Jeffery R. Gardner (the “Executive”).
     The Executive is the President and Chief Executive Officer of Windstream. Windstream is desirous of assuring the continued employment of the Executive and wishes to establish certain terms and conditions of employment of the Executive, to provide certain benefits to the Executive in the case of his termination of employment, and to obtain certain agreements from the Executive for the benefit of Windstream.
     Windstream and the Executive agree as follows:
Section 1. Definitions.
     For purposes of this Agreement, the following terms shall have the meanings indicated below:
     1.1 “Annual Incentive Benefit” shall mean the higher of the Annual Incentive Target or the Prior Annual Incentive Amount.
     1.2 “Annual Incentive Plan” shall mean the Windstream Corporation Performance Incentive Compensation Plan, the Windstream Corporation Executive Incentive Compensation Plan and any one or more other formalized plans, if any, in which the Executive is eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of a measuring period not in excess of 12 calendar months, but shall expressly exclude, without limitation, the Windstream Management Deferred Compensation Plan, the Windstream Executive Deferred Compensation Plan, the Windstream Benefit Restoration Plan, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, the Windstream 2006 Equity Incentive Plan, and any other plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.
     1.3 “Annual Incentive Target” shall mean the amount of cash compensation that would be payable to the Executive under the Annual Incentive Plan for the measuring period during which the Termination Date occurs, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Annual Incentive Plan as the “target” level of performance has been achieved. Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified. Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.

     1.4 “Base Salary” shall have the meaning given to such term in Section 5.1, except that where the Base Salary of the Executive has, notwithstanding the provisions of Section 5.1, been reduced, Base Salary shall mean the Base Salary without giving effect to the reduction.
     1.5 “Beneficiary” shall mean the person so designated by the Executive in a written notice to Windstream prior to his death, and in the absence of a written beneficiary designation, the Executive’s Beneficiary shall be his surviving Spouse, or if he has no surviving Spouse, his estate, except (in each case) where otherwise required by law or the terms of an applicable compensation arrangement or employee benefit plan.
     1.6 “Board” (or “Windstream’s Board”) shall mean the Board of Directors of Windstream or a duly authorized committee of the Board, including, without limitation, the Compensation Committee of the Board.
     1.7 “Cause” shall have the meaning given to such term in Section 7.3.
     1.8 “Compensation Committee” shall mean the Compensation Committee of the Board or, with respect to any period during which there is no Compensation Committee of the Board, the Board.
     1.9 “Disability” shall mean the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of his usual duties as contemplated by Section 3 (Position and Responsibilities), except for an incapacity of the Executive for a period of 60 calendar days or less in the aggregate during any period of 12 consecutive calendar months in the absence of a reasonable expectation that the Executive’s incapacity will exist for more than 60 calendar days. “Disability” shall be determined by the Board in the good faith exercise of its discretion upon receipt of and in reliance on competent medical advice from one or more individuals who are qualified to give professional medical advice on the matters that are relevant to the Executive’s condition selected by the Board.
     1.10 “Good Reason” shall mean the occurrence on or after the Effective Date and no more than 180 calendar days prior to the date that notice of termination is given by the Executive in accordance with Section 7.5 (Termination by Windstream Other Than for Cause or by Executive for Good Reason), without the Executive’s express written consent, of any one or more of the following:
          (i) Any action of Windstream that results in a material adverse change in the Executive’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities, other than an insubstantial and inadvertent action that is remedied by Windstream promptly after receipt of notice thereof given by the Executive;
          (ii) A material reduction by Windstream in the Executive’s compensation, as contemplated by Section 5;
          (iii) The failure of the Board to nominate the Executive for election or re-election to the Board; and

          (iv) A material breach by Windstream of any provision of this Agreement that is not remedied by Windstream promptly after receipt of notice thereof given to Windstream by the Executive.
     Notwithstanding the foregoing, in no event shall any of the following constitute “Good Reason”:
          (i) A reduction in any component of the Executive’s compensation if coincident with the reduction in that component of the Executive’s compensation one or more other components of the Executive’s compensation is or are increased or a substitute or alternative is provided so that the Executive’s overall compensation is not materially reduced;
          (ii) The Executive does not earn cash bonuses or benefit from equity incentives awarded to the Executive because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; and
          (iii) The suspension of the Executive for the period during which the Board is making a determination whether to terminate the Executive for Cause in accordance with Section 7.3 (Termination for Cause).
     1.11 “Non-Interference/Assistance Period” shall mean the period commencing with the Termination Date and ending on the first anniversary of the Termination Date.
     1.12 “Notice of Termination” shall have the meaning given to such term in Section 12.1.
     1.13 “Ordinary Termination Benefits” shall mean (i) the Executive’s Base Salary earned but not paid through the Termination Date and (ii) Other Vested Benefits.
     1.14 “Other Vested Benefits” shall mean all compensation and benefits to which the Executive has a vested right on the Termination Date, including but not limited to any amount payable to the Executive under the Annual Incentive Plan’s terms with respect to the measuring period ending immediately prior to the measuring period during which the Termination Date occurs, and any other benefits payable under this Agreement, but expressly excluding Base Salary or Severance Benefits.
     1.15 “Prior Annual Incentive Amount” shall mean the amount of cash compensation that was paid or payable to the Executive under the Annual Incentive Plan for the measuring period ending immediately prior to the measuring period during which the Termination Date occurs.
     1.16 “Prorated Annual Incentive Benefit” shall mean the Annual Incentive Benefit multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed in the measuring period during which the Termination Date occurs prior to the Termination Date, and the denominator of which is twelve (12); reduced by the amount, if any, paid or payable to the Executive under the Annual Incentive Plan’s terms with respect to the measuring period during which the Termination Date occurs.

     1.17 “Protective Covenants” shall mean the Executive’s obligations under Section 8 of this Agreement.
     1.18 “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
     1.19 “Severance Benefits” shall mean a lump sum payment, in cash, equal to the sum of (i) the Executive’s annual Base Salary multiplied by two; and (ii) the Prorated Annual Incentive Benefit; and reduced by any cash severance benefit otherwise paid or payable to the Executive under any severance plan or other severance arrangement of the Windstream Group.
     1.20 “Spouse” shall mean the person (if any) to whom the Executive is legally married at the relevant time, or if the Executive is deceased, the person (if any) to whom the Executive was legally married at the time of the Executive’s death.
     1.21 “Term” shall have the meaning given to such term in Section 2.
     1.22 “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the Windstream Group during the Term.
     1.23 “Windstream Group” shall mean, collectively, Windstream and all other entities that are direct or indirect subsidiaries or affiliates of Windstream from time to time, and a “member” of the Windstream Group shall mean Windstream or any of such entities.
Section 2. Term of Agreement.
          (A) Windstream shall employ the Executive, and may cause any other member of the Windstream Group to employ the Executive, and the Executive shall continue his employment in accordance with the terms and conditions set forth herein, for the “Term” of this Agreement.
          (B) The “Term” shall mean the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) December 31, 2009. To the extent not previously terminated, the Term shall be automatically renewed for successive one-year periods upon the terms and conditions set forth herein, commencing on December 31, 2009, and on each December 31 thereafter, unless either party gives the other party written notice at least 90 calendar days prior to the end of such initial or extended Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.
Section 3. Position and Responsibilities.
     During the Term, the Executive shall serve as the Chief Executive Officer and President of Windstream, with such duties and responsibilities as are commensurate with such positions, reporting directly to the Board. In addition, the Company shall cause the Executive to serve as a member of the Board, and during the Term, the Executive shall remain on the Board, subject to

Section 8.6. The Executive agrees to serve, without additional compensation, as an officer and director for each member of the Windstream Group (other than Windstream), as determined by Windstream, provided, that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as a member of the Board and Chief Executive Officer and President of Windstream.
Section 4. Standard of Care.
     During the Term, the Executive shall devote substantially his full business time, attention, and energies to the business of the Windstream Group. During the Term, it shall not be a violation of this Agreement for the Executive, to serve as a director of or officer of or otherwise participate in other businesses and civic, charitable, and educational organizations so long as that service or participation is not injurious to the Windstream Group, does not violate any provision of Section 8 (Protective Covenants By the Executive), and does not interfere with the performance of his duties for the Windstream Group. During the Term, the Executive shall:
     (i) Devote his best efforts to the fulfillment of his employment obligations hereunder;
     (ii) Exercise the highest degree of care and loyalty to the Windstream Group and the highest standards of conduct in the performance of his duties;
     (iii) Comply with the corporate governance board guidelines and code of ethics of each member of the Windstream Group; and
     (iv) Do nothing that intentionally harms, in any way, the business or reputation of the Windstream Group.
Section 5. Compensation.
     As remuneration for all services to be rendered to the Windstream Group by the Executive during the Term and except as otherwise provided in this Agreement, Windstream shall pay or provide, or cause another member of the Windstream Group to pay or provide, to the Executive the following:
     5.1 Base Salary.
     During the Term, the Executive shall receive a base salary (“Base Salary”) at a rate of no less than $700,000 per annum. During the Term, the Executive’s Base Salary shall be reviewed annually by the Board and may be increased by the Board in its sole and absolute discretion. If so increased, the Base Salary shall be increased for all purposes of this Agreement. Once so increased, the Base Salary shall not be decreased during the Term. The Executive’s Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of Windstream.

     5.2 Annual Bonus.
     For each fiscal year during the Term, the Executive shall be eligible to participate in the Annual Incentive Plan under terms and conditions no less favorable than other senior executives of Windstream; provided, however, that the Executive’s “target” annual bonus opportunity shall not be less than 100% of his Base Salary (or such higher percentage as determined by the Board from time to time). Nothing contained in this Section 5.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Board from establishing performance goals and compensation targets applicable only to the Executive.
     5.3 Other Benefits.
     During the Term, the Executive shall be eligible to participate in all equity incentive, employee benefits and perquisite plans, programs and arrangements that are no less favorable to the Executive than the plans, programs and arrangements provided to other senior executives of Windstream from time to time.
Section 6. Expense Reimbursement.
     Windstream shall pay or reimburse the Executive for ordinary and necessary employment-related expenses of the Executive on a basis that is no less favorable to the Executive than the basis on which payment or reimbursement of employment-related expenses is made from time to time to other senior executives of Windstream.
Section 7. Employment Termination.
     7.1 Termination Due to Death.
          (A) In the event of the death of the Executive during the Term, Windstream shall pay or provide to the Executive’s Beneficiary, in full satisfaction of all amounts due, the Ordinary Termination Benefits.
          (B) The Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan or by the terms of this Agreement.
     7.2 Termination Due to Disability.
          (A) In the event of the Executive’s Disability during the Term, Windstream’s Board may terminate or cause to be terminated the Executive’s employment under this Agreement by written notice to the Executive of the termination of the Executive’s employment for Disability in accordance with this Section 7.2 given at least 10 business days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the 10-business-day notice period. Upon the effective date of the Executive’s termination of employment on account of Disability, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

          (B) The Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan or by the terms of this Agreement.
     7.3 Termination for Cause.
          (A) Windstream’s Board may terminate or cause to be terminated the Executive’s employment under this Agreement for “Cause” in accordance with this Section 7.3 at any time during the Term. Upon a termination for Cause under this Section 7.3 during the Term, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.
          (B) The Ordinary Termination Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan or by the terms of this Agreement.
          (C) “Cause” shall mean (i) the willful failure by the Executive substantially to perform the Executive’s duties with the Windstream Group, other than any failure resulting from the Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive in accordance with Section 7.5, that continues for at least 30 calendar days after the Board delivers to the Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Executive willfully has failed substantially to perform the Executive’s duties; (ii) a conviction, guilty plea or plea of nolo contendere of the Executive for any felony; (iii) gross negligence or willful misconduct by the Executive that is intended to or does result in the Executive’s substantial personal enrichment or a material detrimental effect on the reputation or business of any member of the Windstream Group; (iv) a material violation by the Executive of the corporate governance board guidelines and code of ethics of any member of the Windstream Group; (v) a material violation by the Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the Executive that materially interferes with the Executive’s duties, the use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of any member of the Windstream Group; or (vii) a material breach by the Executive of any Protective Covenants during the Term. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Windstream Group. Whether an act or failure to act by the Executive constitutes “Cause” shall be determined subject to the following requirements:
               (i) Written notice shall be provided to the Executive not less than 10 business days prior to the effective date of the termination setting forth the intention of Windstream’s Board to consider terminating the Executive for Cause, including a statement of the intended effective date of termination and a description of the specific facts believed to constitute Cause;

               (ii) None of the acts or omissions of the Executive that the Board believes to constitute Cause shall have occurred more than 365 calendar days before the earliest date on which any member of the Board who is not a party to the act or omission knew or should have known of such act or omission;
               (iii) The Executive shall be offered an opportunity to respond to the statement required by clause (i) above by appearing in person, together with the Executive’s legal counsel, before the Board prior to the date of termination;
               (iv) By the affirmative vote of at least 75 percent of the non-employee members of the Board present at the Board meeting at which the determination is made, the Board shall determine that the specified facts constituted Cause and that the Executive’s employment should accordingly be terminated for Cause; and
               (v) Windstream shall provide the Executive a copy of the Board’s written determination setting forth with specificity the basis of the termination for Cause and stating the effective date of termination.
     Any purported termination for Cause that does not satisfy each substantive and procedural requirement of this Section 7.3(C) shall be treated for all purposes under this Agreement as a termination of the Executive’s employment under Section 7.5 (Termination by Windstream Other Than for Cause or by Executive for Good Reason).
          (D) By determination of the Board, Windstream (and any other member of the Windstream Group then employing the Executive) may, upon written notice to the Executive, suspend the Executive from his duties for a period of up to 30 calendar days with full pay and benefits hereunder during the period of time during which the Board is making a determination under Section 7.3(C) whether to terminate the Executive’s employment for Cause.
     7.4 Voluntary Termination by the Executive Other Than for Good Reason.
          (A) The Executive may terminate his employment under this Agreement other than for Good Reason in accordance with this Section 7.4 at any time during the Term by giving the Board at least 30 calendar days’ prior written notice of termination in accordance with this Section 7.4. The termination automatically shall become effective upon the expiration of the notice period. The Executive’s right to terminate his employment under this Section 7.4 shall not be affected by the Executive’s disability or incapacity.
          (B) Upon a termination other than for Good Reason under this Section 7.4 during the Term, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.
          (C) The Ordinary Termination Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan or by the terms of this Agreement.

     7.5 Termination by Windstream Other Than for Cause or by Executive for Good Reason.
          (A) Windstream’s Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated the Executive’s employment under this Agreement other than for Cause in accordance with this Section 7.5 at any time during the Term by written notice to the Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the written notice of termination under this Section 7.5 is given to the Executive. The Executive may terminate his employment under this Agreement for Good Reason in accordance with this Section 7.5 at any time during the Term by giving the Board 30 calendar days’ written notice of termination in accordance with this Section 7.5, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination. The termination automatically shall become effective upon the expiration of the notice period. The Executive’s right to terminate his employment for Good Reason under this Section 7.5 shall not be affected by the Executive’s disability or incapacity. The Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.
          (B) Upon a termination by Windstream other than for Cause or by the Executive for Good Reason under this Section 7.5 during the Term, Windstream shall pay or provide or cause another member of the Windstream Group to pay or provide to the Executive in full satisfaction of all amounts due the Ordinary Termination Benefits and the Severance Benefits.
          (C) The Ordinary Termination Benefits and the Severance Benefits shall be paid in a single lump sum within 10 business days after the Termination Date, except as otherwise required by law, by the terms of any applicable compensation arrangement or employee benefit plan or by the terms of this Agreement.
     7.6 Release.
     Notwithstanding anything contained in this Agreement to the contrary, Windstream shall not be obligated to pay or provide any Severance Benefits (a) unless the Executive first executes and does not revoke a release substantially in the form attached hereto as Exhibit A; and (b) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of the Executive’s employment, such revocation period has expired.
Section 8. Protective Covenants by the Executive.
     8.1 Return of Property.
     Within five calendar days after the date of the termination of the Executive’s employment with the Windstream Group, the Executive shall deliver to Windstream all of the Windstream Group’s property in his possession, custody or control, including, without limitation, all keys and credit cards, all computers and fax machines, and all files, documents, data and information in any medium relating in anyway to the Windstream Group or its employees, suppliers, customers or business.
     8.2 Non-Disclosure.
     The Executive acknowledges that in the course of his employment with the Windstream Group he has had and will have access to confidential information and trade secrets proprietary to the Windstream Group, including, without limitation, information relating to the Windstream Group’s products, suppliers, and customers, the sources, nature, processes, costs and prices of the Windstream Group’s products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the Windstream Group’s suppliers and customers, the Windstream Group’s business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the Windstream Group’s employees and agents (hereinafter referred to as the “Confidential Information”). The Executive further acknowledges that the Confidential Information is proprietary to the Windstream Group, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the Windstream Group, and that such injury cannot adequately be remedied by an award of monetary damages. Accordingly, the Executive shall not at any time disclose any Confidential Information to any person or entity who is not properly authorized by the Windstream Group to receive the information without the prior written consent of the Chairman of the Board of Windstream (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chairman of the Board of Windstream prompt written notice of such subpoena or other legal process in order to permit Windstream to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chairman of the Board of Windstream (which consent may be withheld for any reason or no reason).
     8.3 Non-Competition.
     The Executive shall not during his employment with the Windstream Group and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, (i) engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Windstream Group, or any business that the Windstream Group has engaged in during the preceding one-year period, within any state in which any member of the Windstream Group is licensed as an incumbent or competitive local exchange carrier, or (ii) solicit, service, or accept the business of any active customer of the Windstream Group, or any person or entity who is or was at any time during the previous one-year period a customer of the Windstream Group. Nothing in this Section shall prohibit the Executive from being: (x) a shareholder in a mutual fund or a diversified investment company or (y) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation or other entity.

     8.4 Non-Interference.
     The Executive shall not during his employment with the Windstream Group and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of any member of the Windstream Group. The Executive shall not during his employment with the Windstream Group and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of the Windstream Group to leave the Windstream Group’s employment or to become employed by any entity that is not a member of the Windstream Group.
     8.5 Harmful Statements.
     The Executive shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Windstream, any member of the Windstream Group, or any of their parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter “Windstream Parties”), or their business or operations, or that place any of the Windstream Parties in a bad light, other than any such statement or information that is made or disseminated by the Executive in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Executive of any right the Executive has related to his employment with the Windstream Group.
     8.6 Resignations.
     Notwithstanding any other provision of this Agreement, upon termination of the Executive’s employment with the Windstream Group, and unless otherwise requested by the Board, the Executive shall immediately resign as of the Termination Date from all positions that he holds or has ever held with Windstream and the Windstream Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Windstream Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by Windstream, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     8.7 Challenge to Validity. The Executive shall not at any time commence any action, suit, arbitration or proceeding challenging the validity or enforceability of any provision of this Agreement, or adjudicate the limits or scope of any of its provisions, and the Executive shall not assert, in any action, suit, arbitration or proceeding against the Executive by any Windstream Group member for a breach by the Executive of any of the covenants in this Section 8 that any provision of the covenants is invalid or unenforceable in any respect or to any extent, irrespective of the outcome of any such action, suit or proceeding.

     8.8 Assistance to Windstream.
     During the Non-Interference/Assistance Period, the Executive shall provide such information and assistance as Windstream reasonably requests to assist any Windstream Group member in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against any Windstream Group member arising from events occurring during the Executive’s employment with the Windstream Group, provided that Windstream shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in complying with this Section 8.8.
     8.9 Revision.
     If a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
Section 9. Successors; Binding Agreement; Assignment.
     9.1 As to Windstream.
     This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by Windstream and its successors. For purposes of this Section 9.1, the term “successor” shall mean any successor to the business or assets of Windstream by operation of law or otherwise, including, without limitation, any person, corporation, partnership, or entity that, directly or indirectly, whether by purchase, merger, consolidation, or otherwise, acquires all or substantially all of the business or assets of Windstream (and each successor to a successor to Windstream). Any such successor shall be deemed to be Windstream for all purposes of this Agreement. In addition to any obligations imposed by law upon any successor, Windstream shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Windstream would be required to perform it if no succession had taken place. A failure of Windstream to obtain the assumption of and agreement to perform this Agreement prior to the effectiveness of any succession shall be a material breach of this Agreement by Windstream. The provisions of this Section 9.1 shall apply to each successor to any successor of Windstream. Notwithstanding the foregoing provisions of this Section 9.1, Windstream and any other predecessor to a successor shall remain, with each successor, jointly and severally liable for all obligations of Windstream hereunder. Except as provided in this Section 9.1, this Agreement shall not be assigned by Windstream, and any purported assignment of this Agreement by Windstream (except as provided in this Section 9.1) shall be void.
     9.2 As to the Executive.
     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, and administrators. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, unless otherwise provided herein, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary, determined in accordance with Section 7.1 (Termination Due to Death). This Agreement shall not be assigned by the Executive, and any purported assignment of this Agreement by the Executive shall be void.
Section 10. Dispute Resolution and Notices.
     10.1 Dispute Resolution.
          (A) Any dispute or controversy arising out of or in connection with this Agreement shall be settled by binding arbitration. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the Executive is employed by an Windstream Group member at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the Windstream Group has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment maybe entered on any arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Windstream Group shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his Protective Covenants, but may pursue its remedies for such breach in a court of competent jurisdiction in a federal district court or state court located in Pulaski County, Arkansas.
          (B) Except as otherwise provided in this Section 10.1(B), and to the fullest extent permitted by applicable law, all expenses of any arbitration under Section 10.1(A), including, without limitation, the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or proceeding, and any prejudgment interest, calculated at the rate provided by law, shall be borne by Windstream, whether or not the Executive prevails in such arbitration. Windstream shall pay (or reimburse the Executive for) such fees and expenses on a monthly basis within ten calendar days after the Executive’s submission of a written request for payment or reimbursement, as applicable, together with reasonable evidence that the fees and expenses were incurred. If the Executive does not prevail (after exhaustion of all available arbitral remedies), and the arbitration panel affirmatively finds that the Executive instituted the proceeding in bad faith or that the Executive’s claims were frivolous, no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Windstream for any amounts previously paid by Windstream pursuant to this Section 10.1(B). With respect to any dispute regarding the provisions of Section 8 (Protective Covenants by the Executive), if the Executive does not prevail (after exhaustion of all available arbitral remedies), no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Windstream for any amounts previously paid by Windstream to the Executive hereunder pursuant to this Section 10.1(B) in respect of such dispute. No fees or expenses of the Executive shall be paid by Windstream with respect to any dispute or controversy as to the validity or enforceability of this Agreement, or any provision hereof, or in connection with the litigation of any issue arising under this Agreement in a court of law other than fees and expenses incurred by the Executive in enforcing an arbitration award entered in favor of the Executive in accordance with this Section 10.1(B).

     10.2 Notices.
     Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
     To the Board, the Compensation Committee, and Windstream:
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: Chairman, Compensation Committee; and General Counsel
     To the Executive:
Jeffery R. Gardner
17 Bretagne Circle
Little Rock, AR 72223
Section 11. Survival of Obligations and Remedies.
     11.1 Survival of Obligations.
     Upon the expiration of the Term of this Agreement in accordance with Section 2, no provision of this Agreement shall have any further force or effect and all obligations of Windstream and the Executive hereunder shall immediately terminate, except as follows:
     (i) Windstream shall be required to pay or provide to the Executive, or the Beneficiary in the case of the death of the Executive, any benefits to which the Executive became entitled under Section 7 (Employment Terminations), by reason of a qualifying Termination Date (occurring during the Term), in accordance with the terms thereof, including benefits to be paid or provided within a specified number of calendar days following the Termination Date, which remain unpaid or unprovided following the expiration or the Term;
     (ii) The provisions of Section 8 (Protective Covenants By the Executive) shall remain in full force and effect for the applicable periods of time specified in Section 8 with respect to the provisions thereof;
     (iii) The provisions of Section 9 (Successor; Binding Agreement; Assignment) shall remain in full force and effect so long as any rights or obligations of either party continue to exist under the Agreement; and
     (iv) The provisions of Section 10 (Dispute Resolution and Notice), Section 11.2 (Remedies; Protective Covenants), and Section 12 (Miscellaneous) shall remain in full force and effect with respect to rights and obligations existing on the Termination Date or that may arise thereafter in accordance with the foregoing clauses of this Section 11.1.
     11.2 Remedies; Protective Covenants.
          (A) The Executive’s sole and exclusive remedy with respect to any and all claims arising under this Agreement, for termination of the Executive’s employment with the Windstream Group during the Term, and for breach hereof by Windstream shall be the right to receive the benefits provided for under Section 7 (Employment Terminations), and such expenses as are provided for under Section 10.1, in each case, to which the Executive is otherwise entitled pursuant to the terms and conditions hereof. Without limiting the foregoing, the Executive’s sole and exclusive remedy for the failure of Windstream or the Windstream Group to provide compensation or expense reimbursement to the Executive in an amount or form not in conformity with any one or more of the provisions of Section 5 (Compensation) or Section 6 (Expense Reimbursement) is to seek recovery against Windstream pursuant to Section 10 (Dispute Resolution and Notices) for only such benefits, if any, that are expressly provided for consequent upon the Executive’s termination of employment pursuant to the applicable provisions of Section 7 (Employment Terminations). The Executive’s employment with the Windstream Group is “at will” and may be terminated by Windstream’s Board for any reason in its sole and absolute discretion in accordance with any applicable provision of Section 7 (Employment Terminations) and the payment or provision of such benefits as may be required under this Agreement.
          (B) The Executive acknowledges and agrees that each and every covenant contained in Section 8 (the “Protective Covenants”) is reasonable in period, scope and geographical area and is necessary to protect the Windstream Group’s legitimate business interests and Confidential Information and that his compliance with each of the Protective Covenants is necessary to protect the Windstream Group from unfair injury. The Executive agrees that he will notify Windstream Group in writing if he has, or reasonably should have, any questions regarding the applicability of the Protective Covenants. The Executive further acknowledges and agrees that a breach of any of the Protective Covenants will result in irreparable and continuing harm and damage to the Windstream Group for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any of the Protective Covenants, each and every member of the Windstream Group shall be entitled to injunctive relief and to such other relief (whether at law or in equity) as a court of competent jurisdiction deems proper in the circumstances, in addition to any other remedy or relief to which any of them may be entitled. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Notwithstanding any other provision of this Agreement, the obligations of each member of the Windstream Group under this Agreement are conditioned upon compliance by the Executive with each of the Protective Covenants, and failure by the Executive to comply with any of the Protective Covenants shall entitle each Windstream Group member to forfeit, terminate payment of, and, to the extent paid, recover immediately from the Executive any Severance Benefits, benefits, amounts, expenses, or costs that may have been paid or would otherwise be owing to or vested in the Executive, under Section 7 (Employment Terminations) of this Agreement. The Executive acknowledges that any forfeiture resulting under the provisions of this Agreement is reasonably related and proportional to the harm that the Windstream Group would sustain if he were to violate any of the Protective Covenants. The Executive acknowledges that the Protective Covenants are a principal inducement for the willingness of Windstream to enter into this Agreement and make the payments and provide the benefits to the Executive under this Agreement and that Windstream and the Executive intend the Protective Covenants to be binding upon and enforceable against the Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary. The Executive agrees that the obligations of Windstream under this Agreement (specifically including, but not limited to, the obligation to provide the Severance Benefits as provided herein) constitute sufficient consideration for the Protective Covenants.
Section 12. Miscellaneous.
     12.1 Termination Procedures.
     Any intended termination of the Executive’s employment by either party shall be communicated by written Notice of Termination from the party initiating such termination to the other party hereto in accordance with Section 10.2. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Notices under Section 7.3 (Termination for Cause) and Section 7.5 (Termination by Windstream Other Than for Cause or by Executive for Good Reason) shall include the information required thereunder.
     12.2 Windstream Representations.
     Windstream hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by Windstream of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Windstream. This Agreement is a legal, valid and legally binding obligation of Windstream enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Windstream of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of Windstream, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Windstream under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Windstream or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Windstream is a party or by which Windstream or any of its properties or assets may be bound or affected.
     12.3 No Duplication.
     In no event shall payments in accordance with this Agreement be made in respect of more than one of Sections 7.1, 7.2, 7.3, 7.4 and 7.5.

     12.4 No Mitigation.
     The Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Windstream pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Windstream Group, or otherwise.
     12.5 Entire Agreement.
     This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     12.6 Modification.
     Except as otherwise provided in Section 12.8, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, or any provision of this Agreement waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives and in the case of Windstream by an officer specifically designated by the Board. No waiver by a party to this Agreement at any time of any breach by any party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     12.7 Severability.
     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and if it is determined that it is not possible to reform any such provision of this Agreement, such provision shall be severed from this Agreement and the remainder of this Agreement shall be enforced to the full extent permitted by law.
     12.8 Compliance with Section 409A.
     To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Executive or his beneficiary (or subject to additional taxes or interest) under Section 409A shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be made without the consent of the Executive or his beneficiaries and shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A). In particular, to the extent that the Executive has a right to receive a payment or benefit pursuant to this Agreement that is subject to Section 409A, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with Section 409A, no earlier than (a) 10 calendar days after the Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A) at such time, then any payment or benefit that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) no earlier than the first business day following the six month anniversary of such separation of service; or (b) 10 calendar days after the Executive’s death.
     12.9 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     12.10 Withholding.
     Any member of the Windstream Group may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts.
     12.11 Change-in-Control Agreement.
     Notwithstanding anything contained herein to the contrary, the Change-in-Control Agreement dated November 7, 2006, by and between the Executive and Windstream regarding a “change in control” of Windstream (the “Change-in-Control Agreement”) shall supersede Sections 7.3, 7.4 and 7.5 of this Agreement (including, without limitation, the definitions of “cause” and “good reason” contained therein), and no Severance Benefits shall be payable to the Executive hereunder, in the event that the Executive terminates employment with the Windstream Group on or after a “Change in Control” as defined in the Change-in-Control Agreement, but all other provisions of this Agreement shall remain in force in accordance with their terms following the “Change in Control.”
     12.12 Third Party Beneficiaries.
     This Agreement is entered into for the benefit only of (i) the Executive, (ii) the Executive’s Beneficiary, and (iii) Windstream and the other members of the Windstream Group, and their successors, and no other parties shall have any rights hereunder, except as otherwise provided in Section 9 (Successors; Binding Agreement; Assignment).
     12.13 Governing Law.
     To the extent not preempted by federal law, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware (without giving effect to any conflicts of law principles of the State of Delaware that would require the application of the laws of another jurisdiction).
(Signatures are on the following page)

     IN WITNESS WHEREOF, Windstream and the Executive have executed this Agreement as of the date first above written.

WINDSTREAM CORPORATION

By:	/s/ Francis X. Frantz
Francis X. Frantz
Chairman of the Board

EXECUTIVE

/s/ Jeffery R. Gardner
Jeffery R. Gardner

EXHIBIT A
******
WAIVER AND RELEASE AGREEMENT
     THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Jeffery R. Gardner (“Executive”) and Windstream Corporation (the “Company”) (collectively, the “Parties”).
     WHEREAS, the Parties have entered into an Employment Agreement dated November 7, 2006 (the “Agreement”);
     WHEREAS, Executive’s employment has been or will be terminated on ___in accordance with the Agreement;
     WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of certain severance benefits under the Agreement following termination of employment; and
     WHEREAS, the Company has agreed to sign this Waiver and Release.
     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.	Subject to Section 4 of this Waiver and Release, this Waiver and Release is effective on the date hereof and will continue in effect as provided herein.
2.	In consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 7.5 of the Agreement (the “Severance Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Agreement (except as otherwise provided in the Agreement), Executive, on behalf of himself/herself, his/her heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) the Company, (ii) any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (together with the Company, the “Windstream Group”) (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Windstream Group or the termination of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission Civil Rights Division (“TWCCRD”), the New Mexico Human Rights Commission (“NMHRC”), or other similar state agency, the Occupational Safety and Health Administration (“OSHA”), or the Secretary of Labor, Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Windstream Group as a result of such charge or complaint. Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:
a.	Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Windstream Group, employment with the Windstream Group or the termination of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Windstream Group, including, but not limited to, those with the EEOC, TWCCRD, NMHRC, or other similar state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Windstream Group; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Windstream Group; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Windstream Group; (x) any claim on account of, arising out of or in any way connected with any employment agreement between Executive and the Windstream Group; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision and (s) constructive discharge; and

b.	Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Texas Commission on Human Rights Act, Tex. Lab. Code. Ann. §§21.001 et seq.; Tex. Lab. Code. Ann. §§21.051; Tex. Lab. Code. Ann. §§21.055, Texas Workers’ Compensation Act; Texas Whistleblower Act, Arkansas Civil Rights Act, §16-123 et seq., the Arkansas Equal Pay Law §11-4 et seq.; the New Mexico Human Rights Act, N.M. Stat. Ann. §281-1-1 et seq., as such statutes may be amended from time to time; and

c.	Those arising out of Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.	Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.
3.	The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:

a.	Executive has consulted with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least forty-five (45) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Windstream Group.

d.	Executive acknowledges receipt of the attached OWBPA Notice containing the titles and ages of employees who are eligible and ineligible for this program in Executive’s decisional unit.
4.	The Parties agree that this Waiver and Release shall not become effective and enforceable until the date this Waiver and Release is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Waiver and Release for any reason by providing written notice of such intent to the following individual within seven (7) days after he has signed this Waiver and Release, thereby forfeiting Executive’s right to receive any Severance Benefits and rendering this Waiver and Release null and void in its entirety:
Mr. Tommy Keet
Windstream Corporation
4001 Rodney Parham Drive
Little Rock, Arkansas 72212
5.	Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to with regard to his service as an officer or director of any member of the Windstream Group; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; or (iii) Executive’s rights under Section 7.5 of the Agreement which are intended to survive termination of employment.
6.	Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that he shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than his spouse, attorney or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding his employment with the Company by stating that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits him from further discussing the specifics of his separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Windstream Group’s ability to disclose the terms and conditions of this Waiver and Release as may be required by law or business necessity.
7.	In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Windstream Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Windstream Group has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Windstream Group shall be entitled to an award of all costs and attorneys’ fees incurred by the Windstream Group in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all Severance Benefits received to the fullest extent permitted by law.
8.	The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he/she is eligible for re-employment by Windstream Group only by mutual agreement and consent of the Parties.
9.	Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.
10.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.
11.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Delaware, without regard to any applicable state’s choice of law provisions.

12.	Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Windstream Group’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.
13.	This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.
PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE,
THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE		WINDSTREAM CORPORATION

Signed:		By:

Printed:	Jeffery R. Gardner	Title:

Dated:		Dated: